SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):
                               November 18, 2005.


                             PROUROCARE MEDICAL INC.
--------------------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


            Nevada                      333-103781            20-1212923
--------------------------------------------------------------------------------
(State or Other Jurisdiction of   (Commission File Number)   (IRS Employer
        Incorporation)                                    Identification Number)



       One Carlson Parkway, Suite 124
             Plymouth, Minnesota                           55447
--------------------------------------------------------------------------------
  (Address of Principal Executive Offices)               (Zip Code)


        Registrant's telephone number, including area code: 952.476.9093

--------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

ITEM 8.01 ----OTHER EVENTS.

          On November 17, 2005, motions were heard in a previously disclosed, settled and dismissed matter involving the Company (Leonard vs. ProUroCare, Inc.) pending in Hennepin County District Court, Minneapolis, Minnesota. This matter was an employment case asserted by a former officer and employee of the Company. A motion was brought to modify the judgment dismissing the action and to enforce the terms of a settlement reached in August 2005 with Leonard (under the settlement, the Company did not admit any wrong-doing, but agreed to pay $160,000 plus applicable employment taxes in complete settlement of all claims). Another motion sought sanctions against the Company and its litigation counsel for costs and attorneys' fees. Last, Leonard sought to attach certain assets of the Company. As of November 17, 2005, due to its working capital shortfall, the Company had not paid the amount due Leonard under the August 2005 settlement. All motions brought by Leonard were heard on November 17, 2005 and denied by the Court from the bench. The Court found it did not have jurisdiction to grant the motions because the settlement action had been previously dismissed with prejudice.

          In response, and pursuant to a new action, on November 18, 2005, the same former officer and employee filed and served a Complaint on the Company alleging breach of contract and seeking damages of $160,000, unspecified consequential damages, attorneys' fees, costs and pre- and post-award interest on all damages arising from the settlement noted above. The Company is reviewing this claim with its litigation and corporate counsel and will respond appropriately. No assurance can be given by the Company on the outcome of this claim, or the outcome of any assertion of any claim or pending litigation.

                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        PROUROCARE MEDICAL INC.

Date:  November 23, 2005                By:
                                            ------------------------------------
                                            Maurice R. Taylor,
                                            Chairman and Chief Executive Officer